February 27, 2020

Nuveen Municipal High Income Opportunity Fund

333 West Wacker Drive

Chicago, IL 60606

Re:	Nuveen Municipal High Income Opportunity Fund (NMZ) (File No. 333-235960)

Ladies and Gentlemen:

We hereby consent to all references to our firm in the Registration Statement on Form N-2 under the Securities Act of 1933, as amended (the “Securities Act”), of Nuveen Municipal High Income Opportunity Fund. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW
Washington, DC 20004 United States	+1.202.739.3000
+1.202.739.3001